Exhibit 4.3

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of December 8, 2025, among Spirit AeroSystems, Inc., a Delaware corporation (the “Company”), Spirit AeroSystems Holdings, Inc., a Delaware corporation (“Holdings”), The Boeing Company, a Delaware corporation (“Boeing”), and The Bank of New York Mellon Trust Company, N.A., as trustee under the indenture referred to below (the “Trustee”).

RECITALS

WHEREAS, the Company, Holdings, Spirit AeroSystems North Carolina, Inc. (“Spirit NC”) and the Trustee entered into the Indenture, dated as of November 13, 2023 (the “Indenture”), providing for the issuance of the Company’s 3.250% Exchangeable Senior Notes due 2028 (the “Notes”);

WHEREAS, on June 30, 2024, Holdings entered into an Agreement and Plan of Merger (as amended from time to time, the “Merger Agreement”), with Boeing and Sphere Acquisition Corp., a wholly owned subsidiary of Boeing (“Merger Sub”), pursuant to which, among other things, at the effective time of the Merger (the “Effective Time”), Merger Sub merged with and into Holdings (the “Merger”), with Holdings surviving the Merger as a wholly owned subsidiary of Boeing;

WHEREAS, in connection with the Merger, all of the capital stock of Spirit NC was sold to a Person that is not the Company or Holdings;

WHEREAS, on the terms and subject to the conditions set forth in the Merger Agreement, at the Effective Time, each share of Class A common stock, par value $0.01 per share, of Holdings (“Spirit Common Stock”) issued and outstanding immediately prior to the Effective Time (subject to certain exceptions) was automatically cancelled and ceased to exist and was converted into the right to receive 0.1955 shares of common stock, par value $5.00 per share, of Boeing (“Boeing Common Stock”) as set forth in the Merger Agreement;

WHEREAS, pursuant to Section 14.07 of the Indenture, the Merger constitutes a Share Exchange Event and the Company and Boeing shall execute with the Trustee a supplemental indenture providing for the change in the right to exchange each $1,000 principal amount of Notes for shares of Spirit Common Stock into the right to exchange each $1,000 principal amount of Notes for shares of Boeing Common Stock, in accordance with the terms of the Indenture;

WHEREAS, pursuant to Section 10.01 of the Indenture, the Company, the Guarantors and the Trustee are authorized to execute and deliver this First Supplemental Indenture without the consent of the Holders of any of the Notes; and

WHEREAS, the Company hereby requests that the Trustee join in the execution and delivery of this First Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, Holdings, Boeing and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.	DEFINITIONS IN FIRST SUPPLEMENTAL INDENTURE. All terms contained in this First Supplemental Indenture that are defined in the Indenture and not defined herein shall, for all purposes hereof, have the meanings given to such terms in the Indenture, unless the context otherwise specifies or requires.

2.	CHANGE OF EXCHANGE RIGHT. From and after the Effective Time and in accordance with the terms of the Indenture, the right of Holders to exchange each $1,000 principal amount of Notes for shares of Spirit Common Stock shall be changed into a right to exchange such principal amount of Notes into shares of Boeing Common Stock at an initial Exchange Rate of 6.7067 shares of Boeing Common Stock (subject to adjustment as provided in Article 14 of the Indenture) per $1,000 principal amount of Notes (subject to, and in accordance with, the settlement provisions of Section 14.02 of the Indenture).

3.	ANTI-DILUTION. The anti-dilution and other adjustments provided under Article 14 of the Indenture shall apply to the shares of Boeing Common Stock that constitute Reference Property under the Indenture, provided, however, that all references to Stock Price in Article 14 of the Indenture shall be revised to the quotient of the original Stock Price provided for in the Indenture and 0.1955, all references to Exchange Rate in Article 14 of the Indenture shall be revised to the product of the original Exchange Rate and 0.1955 and all references to Additional Shares in Article 14 of the Indenture shall be revised to be the product of the original number of Additional Shares and 0.1955.

4.	RELEASE OF SPIRIT NC GUARANTEE. As of the date hereof, Spirit NC is unconditionally released and discharged from any obligations under its Guarantee of the Notes.

5.	EFFECTIVENESS OF THIS SUPPLEMENTAL INDENTURE. This First Supplemental Indenture shall become effective upon execution of counterparts hereof by each of the Company, Holdings, Boeing and the Trustee.

6.	RATIFICATION OF INDENTURE; SUPPLEMENTAL INDENTURES PART OF INDENTURE. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This First Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

7.	GOVERNING LAW. THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

8.	TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or the recitals contained herein, all of which recitals are made solely by the Company, Holdings and Boeing. All of the provisions contained in the Indenture in respect of the rights, privileges, protections, immunities, powers and duties of the Trustee shall be applicable in respect of this First Supplemental Indenture as fully and with like force and effect as though fully set forth in full herein.

9.	COUNTERPARTS. This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this First Supplemental Indenture and of signature pages that are executed by manual signatures that are scanned, photocopied or faxed or by other electronic signing created on an electronic platform (such as DocuSign) or by digital signing (such as Adobe Sign) that is approved by the Trustee, shall constitute effective execution and delivery of this First Supplemental Indenture for all purposes. Signatures of the parties hereto that are executed by manual signatures that are scanned, photocopied or faxed or by other electronic signing created on an electronic platform (such as DocuSign) or by digital signing (such as Adobe Sign) that is approved by the Trustee, shall be deemed to be their original signatures for all purposes of this First Supplemental Indenture as to the parties hereto and may be used in lieu of the original.

Anything in the Indenture, the Notes or this First Supplemental Indenture to the contrary notwithstanding, for the purposes of the transactions contemplated by this First Supplemental Indenture, the Notes and any document to be signed in connection with the Indenture, this First Supplemental Indenture or the Notes (including amendments, waivers, consents and other modifications, Officer’s Certificates and Opinions of Counsel and other related documents) or the transactions contemplated hereby may be signed by manual signatures that are scanned, photocopied or faxed or other electronic signatures created on an electronic platform (such as DocuSign) or by digital signature (such as Adobe Sign) that is approved by the Trustee, and contract formations on electronic platforms approved by the Trustee, and the keeping of records in electronic form, are hereby authorized, and each shall be of the same legal effect, validity or enforceability as a manually executed signature in ink or the use of a paper-based recordkeeping system, as the case may be.

10.	EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first written above.

THE BOEING COMPANY

By:	/s/ David Whitehouse
	Name:	David Whitehouse
	Title:	Senior Vice President and Treasurer

SPIRIT AEROSYSTEMS, INC.

By:	/s/ Rhonda Harkins
	Name:	Rhonda Harkins
	Title:	Treasurer

SPIRIT AEROSYSTEMS HOLDINGS, INC.

By:	/s/ Rhonda Harkins
	Name:	Rhonda Harkins
	Title:	Treasurer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Ann M. Dolezal
	Name:	Ann M. Dolezal
	Title:	Vice President

[Signature Page to First Supplemental Indenture – 3.250% Exchangeable Senior Notes due 2028]